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EXHIBIT 99.2

                                 JENSEN PRESS RELEASE
                                 DATED JUNE 26, 1996

Lincolnshire, IL., June 26, 1996 - International Jensen Incorporated ("IJI") (Nasdaq National Market: IJIN) announced today that its Board of Directors, based upon a recommendation of the Special Committee of the Board, has rejected Emerson's latest proposal to acquire IJI, which had been announced by Emerson on June 25, 1996, and has reaffirmed the enhanced Recoton Agreement announced by IJI on June 24, 1996.

    The latest Emerson proposal describes the following two-tier payment structure -- $12.00 per share to stockholders other than Robert G. Shaw and William Blair Leveraged Capital Fund, L.P. ("Blair Fund") but only $8.90 per share to Mr. Shaw and the Blair Fund. However, neither Mr. Shaw nor the Blair Fund has agreed to accept less from Emerson than is being paid to other stockholders and both have advised the Special Committee that they would vote against this Emerson proposal if it was submitted to IJI's stockholders. Absent their consent to the lesser amount, and a vote in favor of a merger on such terms, the Special Committee concluded, based on the advice of its Delaware counsel, that the Emerson proposal could not be consummated due to the lack of the necessary stockholder vote and that it would be improper to recommend the two-tier proposal as a matter of Delaware law in the light fiduciary duties owed to all stockholders, including Mr. Shaw and the Blair Fund.

    As previously announced, the Blair Fund, which owns approximately 26% of the shares of IJI, has entered into a voting agreement with Recoton pursuant to which the Blair Fund has agreed to vote its shares in favor of the Recoton transaction and against any agreement that would materially impede, interfere with or attempt to discourage the Recoton transaction.

    In rejecting the Emerson proposal, the Special Committee also took into account the fact that a number of terms in Emerson's proposed form of merger agreement were unacceptable to IJI and had not been resolved despite numerous attempts to negotiate more favorable terms.

    With respect to the Recoton transaction, IJI expects to mail proxy materials to stockholders in the near future and anticipates a closing with Recoton in August.